Exhibit 99.1

IT Tech Packaging, Inc. Announces Second Quarter 2021 Unaudited Financial Results

Company to Host Earnings Conference Call on Wednesday, August 11, 2021, at 8:00 am ET

BAODING, China, August 10, 2021 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, announced today its unaudited financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Unaudited Financial Results

	For the Three Months Ended June 30,
($ millions)	2021	2020	% Change
Revenues	46.53	26.36	76.5%
Regular Corrugating Medium Paper (“CMP”)*	30.25	17.37	74.1%
Light-Weight CMP**	6.56	4.50	45.7%
Offset Printing Paper	7.18	1.26	469.2%
Tissue Paper Products	2.43	2.38	2.0%
Face Masks	0.11	0.85	-87.1%

Gross profit	3.03	2.56	18.4%
Gross profit (loss) margin	6.5%	9.7%	-3.2	pp****
Regular Corrugating Medium Paper (“CMP”)*	5.1%	9.0%	-3.9	pp****
Light-Weight CMP**	6.7%	12.5%	-5.8	pp****
Offset Printing Paper	17.8%	23.7%	-5.9	pp****
Tissue Paper Products***	-9.6%	-15.7%	6.1	pp****
Face Masks	10.0%	59.5%	-49.5	pp****

Operating income (loss)	0.43	-0.80	154.0%
Net loss	-0.45	-0.98	-53.8%
EBITDA	9.03	2.90	210.9%
Basic and Diluted earnings (loss) per share	-0.01	-0.04	75.8%

* Products from PM6

** Products from PM1

*** Products from PM8 and PM9

**** pp represents percentage points

●	Revenue increased by 76.5% to $46.53 million, primarily attributable to the increase in sales volume of CMP and offset printing paper, as well as the increase in Average Selling Prices (“ASPs”) of CMP and tissue paper products.

●	Gross profit was $3.03 million, compared to $2.56 million for the same period of last year. Gross margin was 6.5%, compared to 9.7% for the same period of last year.

●	Income from operations was $0.43 million, compared to the loss from operations of $0.80 million for the same period of last year. Operating income margin was 0.9% for the second quarter of 2021.

●	Net loss was $0.45 million, or loss per share of $0.01, compared to net loss of $0.98 million, or loss per share of $0.04, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $9.03 million, compared to $2.90 million for the same period of last year.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “We continued to making improvements in the sales volume of CMP and offset printing paper products for this quarter. Our total revenue increased by 76.5% to $46.5 million, resulting from a 33.9% growth of overall sales volume and a 36.0% increase in average selling prices over all categories of products. We recorded a 18.4% increase of gross profit and an operating income of $0.43 million.

Amid robust domestic market demand for tissue paper products and improved production efficiency, we continue to expand our capacity by launching a new tissue paper production line(“PM10”)that will greatly boost our overall performance. The Company has obtained approval for surgical mask products from local Food and Drug Administration and has completed all preparation and testing works at the mask production line with an annual estimated production capacity of 45 million pieces of masks, potentially creating promising financial returns. The Company obtained the first batch of new utility patents to keep its great work on technology innovation in the future. In addition, we are also expanding the business to high and new technology business such as combined heat and power generation project utilizing bio mass technology project (“Biomass CHP Project”) and expect to diversify our sources of revenue and ensure our stable modes of profit-making.”

Revenue

For the second quarter of 2021, total revenue increased by $20.17 million, or 76.5%, to $46.53 million from $26.36 million for the same period of last year. The increase in total revenue was mainly due to the increase in sales volume of CMP and offset printing paper and average selling prices of CMP and tissue paper products. The following table summarizes revenue, volume and ASPs by products for the second quarter of 2021 and 2020, respectively:

	For the Three Months Ended June 30,
	2021			2020
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	30,252	60,507	500	17,372	46,980	370
Light-Weight CMP	6,561	13,491	486	4,503	12,611	357
Offset Printing Paper	7,184	10,415	690	1,262	2,183	578
Tissue Paper Products	2,428	2,196	1,106	2,380	2,884	825
Total	46,426	86,609	536	25,517	64,658	395

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	109	2,635	41	846	6,280	135

Revenue from CMP, including both regular CMP and Light-Weight CMP, increased by $14.94 million, or 68.3%, to $36.81 million and accounted for 79.1% of total revenue for the second quarter of 2021, compared to $21.87 million, or 83.0% of total revenue, for the same period of last year. The Company sold 73,998 tonnes of CMP at an ASP of $497/tonne in the second quarter of 2021, compared to 59,591 tonnes at an ASP of $367/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by $12.88 million, or 74.1%, to $30.25 million, resulting from sales of 60,507 tonnes at an ASP of $500/tonne, during the second quarter of 2021, compared to revenue of $17.37 million, resulting from sales of 46,980 tonnes at an ASP of $370/tonne, for the same period of last year. Revenue from light-weight CMP increased by $2.06 million, or 45.7%, to $6.56 million, resulting from sales of 13,491 tonnes at an ASP of $486/tonne for the second quarter of 2021, compared to revenue of $4.50 million, resulting from sales of 12,611 tonnes at an ASP of $357/tonne for the same period of last year.

Revenue from offset printing paper increased by $5.92 million, or 469.2%, to $7.18 million for the second quarter of 2021, from $1.26 million for the same period of last year. The Company sold 10,415 tonnes of offset printing paper at an ASP of $690/tonne in the second quarter of 2021, compared to sales volume of 2,183 tonnes of offset printing paper at an ASP of $578/tonne for the same period of last year.

Revenue from tissue paper products increased by $0.05 million, or 2.0%, to $2.43 million, resulting from sales of 2,196 tonnes at an ASP of $1,106/tonne, for the second quarter of 2021, compared to revenue of $2.38 million, resulting from sales of 2,884 tonnes at an ASP of $825/tonne for the same period of last year.

Revenue generated from selling face masks was $0.11 million for the second quarter of 2021. The Company sold 2,635 thousand pieces of face masks in the second quarter of 2021.

Gross Profit (Loss) and Gross Profit (Loss) Margin

Total cost of sales increased by $19.70 million, or 82.8%, to $43.51 million for the second quarter of 2021, from $23.80 million for the same period of last year. The increase in total cost of sales was mainly due to the increase in sales volume of CMP and offset printing paper products, as well as increase in material costs. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper and tissue paper products were $475, $454, $567 and $1,211, respectively, for the second quarter of 2021, compared to $336, $312, $441 and $955 per tonne, respectively, for the same period of last year.

Total gross profit was $3.03 million for the second quarter of 2021, compare to the gross loss of $2.56 million for the same period of last year as a result of factors described above. Overall gross profit margin was 6.5% for the second quarter of 2021, compared to the gross loss margin of 9.7% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper and face mask products were 5.1%, 6.7%, 17.8%, -9.6% and 10.0%, respectively, for the second quarter of 2021, compared to 9.0%, 12.5%, 23.7%, -15.7% and 59.5%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $0.76 million, or 22.6%, to $2.60 million for the second quarter of 2021 from $3.36 million for the same period of last year. As a percentage of total revenue, SG&A was 5.6% for the second quarter of 2021, compared to 12.7% for the same period of last year.

Loss from Operations

Income from operations was $0.43 million for the second quarter of 2021, compared to the loss from operations of $0.80 million for the same period of last year. The increase in income from operations was primarily due to the increase in gross profit and decrease in selling, general and administrative expenses. Operating income margin was 0.9% for the second quarter of 2021, compared to operating loss margin of 3.0% for the same period of last year.

Net Loss and Net Loss per Share

Net loss was $0.45 million, or $0.01 loss per basic and diluted share, for the second quarter of 2021, compare to the net loss of $0.98 million, or $0.04 per basic and diluted share, for the same period of last year.

EBITDA

EBITDA was $9.03 million for the second quarter of 2021, compared to $2.90 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

	For the Three Months Ended June 30,
($ millions)	2021	2020
Net income (loss)	-0.45	-0.98
Add: Income tax	5.12	-0.08
Net interest expense	0.28	0.24
Depreciation and amortization	4.07	3.72
EBITDA	9.03	2.90

First Half of 2021 Unaudited Financial Results

	For the Six Months Ended June 30,
($ millions)	2021	2020	% Change
Revenues	70.74	35.11	101.5%
Regular Corrugating Medium Paper (“CMP”)*	47.22	23.09	104.5%
Light-Weight CMP**	10.31	6.52	58.2%
Offset Printing Paper	9.30	1.26	636.8%
Tissue Paper Products	3.68	3.39	8.7%
Face Masks	0.24	0.85	-71.7%

Gross profit	4.86	2.39	103.4%
Gross profit (loss) margin	6.9%	6.8%	0.1	pp****
Regular Corrugating Medium Paper (“CMP”)*	6.3%	8.0%	-1.7	pp****
Light-Weight CMP**	8.3%	12.6%	-4.3	pp****
Offset Printing Paper	18.1%	23.7%	-5.6	pp****
Tissue Paper Products***	-18.7%	-32.1%	13.4	pp****
Face Masks	14.8%	59.5%	-44.7	pp****

Operating income (loss)	-0.29	-3.67	92.0%
Net loss	-4.79	-3.42	-40.3%
EBITDA	8.96	3.96	126.2%
Basic and Diluted earnings (loss) per share	-0.10	-0.14	26.5%

* Products from PM6

** Products from PM1

*** Products from PM8 and PM9

**** pp represents percentage points

Revenue

For the first half of 2021, total revenue increased by $35.64 million, or 101.5%, to $70.74 million from $35.11 million for the same period of last year. The increase in total revenue was mainly due to the increase in sales volume of CMP and offset printing paper and average selling prices of CMP and tissue paper products. The following table summarizes revenue, volume and ASPs by products for the first half of 2021 and 2020, respectively:

	For the Six Months Ended June 30,
	2021			2020
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	47,216	94,133	502	23,094	60,767	380
Light-Weight CMP	10,309	21,161	487	6,518	17,500	372
Offset Printing Paper	9,300	13,557	686	1,262	2,183	578
Tissue Paper Products	3,680	3,317	1,109	3,386	4,069	832
Total	70,505	132,168	533	34,261	84,519	405

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	239	6,470	37	846	6,280	135

Revenue from CMP, including both regular CMP and Light-Weight CMP, increased by $27.91 million, or 94.3%, to $57.53 million and accounted for 81.3% of total revenue for the first half of 2021, compared to $29.61 million, or 84.4% of total revenue, for the same period of last year. The Company sold 115,294 tonnes of CMP at an ASP of $499/tonne in the first half of 2021, compared to 78,267 tonnes at an ASP of $378/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by $24.12 million, or 104.5%, to $47.22 million, resulting from sales of 94,133 tonnes at an ASP of $502/tonne, during the first half of 2021, compared to revenue of $23.09 million, resulting from sales of 60,767 tonnes at an ASP of $380/tonne, for the same period of last year. Revenue from light-weight CMP increased by $3.79 million, or 58.2%, to $10.31 million, resulting from sales of 21,161 tonnes at an ASP of $487/tonne for the first half of 2021, compared to revenue of $6.52 million, resulting from sales of 17,500 tonnes at an ASP of $372/tonne for the same period of last year.

Revenue from offset printing paper increased by $8.04 million, or 636.8%, to $9.30 million for the first half of 2021, from $1.26 million for the same period of last year. The Company sold 13,557 tonnes of offset printing paper at an ASP of $686/tonne in the first half of 2021, compared to sales volume of 2,183 tonnes of offset printing paper at an ASP of $578/tonne for the same period of last year.

Revenue from tissue paper products increased by $0.29 million, or 8.7%, to $3.68 million, resulting from sales of 3,317 tonnes at an ASP of $1,109/tonne, for the first half of 2021, compared to revenue of $3.39 million, resulting from sales of 4,069 tonnes at an ASP of $832/tonne for the same period of last year.

Revenue generated from selling face masks was $0.24 million for the first half of 2021. The Company sold 6,470 thousand pieces of face masks in the first half of 2021.

Gross Profit (Loss) and Gross Profit (Loss) Margin

Total cost of sales increased by $33.17 million, or 101.4%, to $65.88 million for the first half of 2021, from $32.72 million for the same period of last year. The increase in total cost of sales was mainly due to the increase in sales volume of CMP and offset printing paper products, as well as increase in material costs. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper and tissue paper products were $470, $447, $562 and $1,317, respectively, for the first half of 2021, compared to $350, $325, $441 and $1,099, respectively, for the same period of last year.

Total gross profit was $4.86 million for the first half of 2021, compare to $2.39 million for the same period of last year as a result of factors described above. Overall gross profit margin was 6.9% for the first half of 2021, compared to 6.8% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper and face mask products were 6.3%, 8.3%, 18.1%, -18.7% and 14.8%, respectively, for the first half of 2021, compared to 8.0%, 12.6%, 23.7%, -32.1% and 59.5%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $0.90 million, or 14.9%, to $5.15 million for the first half of 2021 from $6.05 million for the same period of last year.

Loss from Operations

Loss from operations was $0.29 million for the first half of 2021, compared to the loss from operations of $3.67 million for the same period of last year. The decrease in loss from operations was primarily due to the increase in gross profit and decrease in selling, general and administrative expenses. Operating loss margin was 0.4% for the first half of 2021, compared to operating loss margin of 10.4% for the same period of last year.

Net Loss and Net Loss per Share

Net loss was $4.79 million, or $0.10 loss per basic and diluted share, for the first half of 2021, compare to the net loss of $3.42 million, or $0.14 per basic and diluted share, for the same period of last year.

EBITDA

EBITDA was $8.96 million for the first half of 2021, compared to $3.96 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

	For the Six Months Ended June 30,
($ millions)	2021	2020
Net income (loss)	-4.79	-3.42
Add: Income tax	5.02	-0.61
Net interest expense	0.56	0.49
Depreciation and amortization	8.17	7.50
EBITDA	8.96	3.96

Cash, Liquidity and Financial Position

As of June 30, 2021, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of $30.27 million, $10.29 million and $6.55 million, respectively, compared to $4.14 million, $12.16 million and $4.60 million, respectively, at the end of 2020.

Net accounts receivable was $5.59 million as of June 30, 2021, compared to $2.39 million as of December 31, 2020. Net inventory was $11.67 million as of June 30, 2021, compared to $1.23 million at the end of 2020. As of June 30, 2021, the Company had current assets of $63.74 million and current liabilities of $17.19 million, resulting in a working capital of $46.55 million. This was compared to current assets of $14.91 million and current liabilities of $18.34 million, resulting in a working capital deficit of $3.43 million at the end of 2020.

Net cash used in operating activities was $15.57 million for the first half of 2021, compared to net cash provided by operating activities of $5.86 million for the same period of last year. Net cash used in investing activities was $0.17 million for the first half of 2021, compared to $0.98 million for the same period of last year. Net cash provided by financing activities was $41.67 million for the first half of 2021, compared to net cash from financing activities of $2.27 for the same period of last year.

Recent development

On May 26, 2021, the Company announced it has officially obtained approval for surgical mask products from local Food and Drug Administration (FDA) in China Hebei province. IT Tech Packaging has also shown the result in public for the required period of time and is now eligible to produce (aseptic) single-use surgical and surgical masks.

On July 6, 2021, the Company announced that the Company’s tissue paper research and development center has received a Level B scale-above Certification as an industrial R&D enterprise institution in Hebei province after on-site inspection by regulators. ITP has also been granted six new utility patent certificates on paper manufacturing related equipment by the State Intellectual Property Office.

Earnings Conference Call

The Company’s management will host a conference call to discuss its second quarter 2021 financial results at 8:00 am US Eastern Time on Wednesday, August 11, 2021. To attend the conference call, please use the information below.

Date/Time: 8:00 am US Eastern Time (8:00 PM Beijing/Hong Kong Time) on Wednesday, August 11, 2021

Conference Title: IT Tech Packaging, Inc. Second Quarter 2021 Earnings Conference Call

Conference ID: 2582868

To attend the conference call, please register in advance of the conference using the link: http://apac.directeventreg.com/registration/event/2582868 to complete the online registration at least 15 minutes prior to the start of the call. Upon registering, the conference access information including participant dial-in numbers, a Direct Event passcode and a registrant ID will be provided to you via an email.

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at https://edge.media-server.com/mmc/p/ye5haonx. Please access the link at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on August 11, 2021 to 9:59 am ET on August 19, 2021. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-281-990-299 if calling internationally. Use the conference ID 2582868 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/ .

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company Email:

ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:
Janice Wang

EverGreen Consulting Inc.
Email: ir@changqingconsulting.com

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020

(unaudited)

	June 30,	December 31,
	2021	2020
ASSETS

Current Assets
Cash and bank balances	$30,273,543	$4,142,437
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $87,876 and $34,391 as of June 30, 2021 and December 31, 2020, respectively)	5,593,270	2,389,057
Inventories	11,671,350	1,233,801
Prepayments and other current assets	15,247,108	7,051,515
Due from related parties	955,526	92,795

Total current assets	63,740,797	14,909,605

Prepayment on property, plant and equipment	21,361,898	21,149,749
Finance lease right-of-use assets, net	2,339,145	2,397,653
Property, plant, and equipment, net	138,564,893	145,142,642
Value-added tax recoverable	2,537,704	2,566,195
Deferred tax asset non-current	10,076,731	13,708,630

Total Assets	$238,621,168	$199,874,474

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,422,501	$6,435,348
Current portion of long-term loans from credit union	3,142,366	4,996,245
Lease liability	199,544	182,852
Accounts payable	742,720	592,391
Advance from customers	83,454	82,625
Due to related parties	727,433	727,433
Accrued payroll and employee benefits	314,223	224,930
Other payables and accrued liabilities	4,867,038	4,838,601
Income taxes payable	688,441	259,649

Total current liabilities	17,187,720	18,340,074

Loans from credit union	6,547,886	4,597,772
Deferred gain on sale-leaseback	315,298	387,087
Lease liability - non-current	254,029	354,107
Derivative liability	7,072,020	1,115,260

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $18,427,033 and $17,950,224 as of June 30, 2021 and December 31, 2020, respectively)	31,376,953	24,794,300

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 99,049,900 and 28,535,816 shares issued and outstanding as of June 30, 2021 and December, 31,2020, respectively	99,050	28,536
Additional paid-in capital	88,927,787	53,989,548
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income	7,688,114	5,740,722
Retained earnings	104,448,690	109,240,794

Total stockholders’ equity	207,244,215	175,080,174

Total Liabilities and Stockholders’ Equity	$238,621,168	$199,874,474

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenues	$46,534,915	$26,362,273	$70,744,342	$35,106,124

Cost of sales	(43,505,895)	(23,803,444)	(65,884,317)	(32,717,014)

Gross Profit	3,029,019	2,558,829	4,860,024	2,389,110

Selling, general and administrative expenses	(2,597,611)	(3,357,472)	(5,152,929)	(6,054,435)

Income (Loss) from Operations	431,408	(798,643)	(292,905)	(3,665,325)

Other Income (Expense):
Interest income	11,719	9,451	16,052	15,241
Subsidy income	1,104	(979)	197,891	142,019
Interest expense	(283,899)	(241,436)	(562,800)	(486,154)
Gain (loss) on derivative liability	4,509,007	(27,865)	872,040	(27,865)

Income (Loss) before Income Taxes	4,669,339	(1,059,472)	230,278	(4,022,084)

Provision for Income Taxes	(5,122,587)	79,441	(5,022,382)	605,766

Net Loss	(453,248)	(980,031)	(4,792,104)	(3,416,318)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	3,416,162	124,179	1,947,392	(2,465,575)

Total Comprehensive Income (Loss)	$2,962,914	$(855,852)	$(2,844,712)	$(5,881,893)

Losses Per Share:

Basic and Diluted Losses per Share	$(0.01)	$(0.04)	$(0.10)	$(0.14)

Outstanding – Basic and Diluted	46,638,550	24,444,761	46,638,550	24,444,761

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020

Cash Flows from Operating Activities:

Net loss	$(4,792,104)	$(3,416,318)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,166,403	7,496,314
(Gain) Loss on derivative liability	(872,040)	27,865
(Recovery from) Allowance for bad debts	53,074	(1,525)
Share-based compensation and expenses	-	1,242,000
Deferred tax	3,764,689	(1,021,699)
Changes in operating assets and liabilities:
Accounts receivable	(3,229,340)	(89,311)
Prepayments and other current assets	(8,060,524)	5,739,395
Inventories	(10,412,117)	(4,291,622)
Accounts payable	144,206	604,823
Advance from customers	-	87,729
Related parties	(860,721)	1,878,231
Accrued payroll and employee benefits	86,928	(35,990)
Other payables and accrued liabilities	15,529	(1,394,793)
Income taxes payable	425,654	(968,474)
Net Cash (Used in) Provided by Operating Activities	(15,570,363)	5,856,625

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(171,541)	(981,150)

Net Cash Used in Investing Activities	(171,541)	(981,150)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	41,837,553	2,273,360
Repayment of bank loans	(77,301)	-
Payment of capital lease obligation	(88,661)	-

Net Cash Provided by Financing Activities	41,671,591	2,273,360

Effect of Exchange Rate Changes on Cash and Cash Equivalents	201,419	(158,550)

Net Increase in Cash and Cash Equivalents	26,131,106	6,990,285

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	4,142,437	5,837,745

Cash, Cash Equivalents and Restricted Cash - End of Period	$30,273,543	$12,828,030

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$312,344	$288,463
Cash paid for income taxes	$265,450	$1,369,690

Cash and bank balances	30,273,543	12,828,030
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	30,273,543	12,828,030